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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 25, 1997

                          Caribiner International, Inc.
              (Exact Name of Registrant as Specified in Charter)

                                Delaware
                      (State or Other Jurisdiction
                            of Incorporation)

                   1-14234                   13-3466655
                 (Commission               (IRS Employer
                  File Number)          Identification No.)

16 West 61st Street, New York, NY                             10023
(Address of Principal Executive Offices)                   (Zip Code)

Registrant's telephone number, including area code:  (212) 541-5300

      (Former Name or Former Address, if Changed Since Last Report)



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Item 2.  Acquisition and Disposition of Assets.

     On November 25, 1997, Caribiner International, Inc. (the "Company") announced that the recommended cash offer (the "Offer") by its wholly-owned United Kingdom subsidiary, Caribiner Services Limited, to acquire all of the outstanding capital shares of Visual Action Holdings plc, a United Kingdom company ("Visual Action"), had been declared unconditional in all respects, thereby committing Caribiner Services Limited to purchase all Visual Action shares validly tendered pursuant to the Offer.

     The Company announced the Offer on October 29, 1997 and thereafter commenced the Offer pursuant to an offer document dated November 1, 1997 (the "Offer Document"). The Offer Document sets forth the terms of the Offer, including the purchase price of 295 pence in cash for each share of Visual Action.

     During the period from October 29 to November 25, 1997, Caribiner Services Limited acquired 14.9 million ordinary shares (or approximately 29.7% of the outstanding share capital) of Visual Action through open market purchases. In addition, as of November 25, 1997, 31,780,682 ordinary shares (or approximately 63.4% of the outstanding share capital) of Visual Action had been tendered pursuant to the Offer Document. Also, Caribiner Services Limited had received irrevocable undertakings by Visual Action's directors to accept the Offer in respect of 53,000 ordinary shares (or approximately 0.1% of the outstanding share capital) of Visual Action and options to purchase an additional 394,600 Visual Action shares. Therefore, as of November 25, 1997, the Company, through Caribiner Services Limited, owned or had the obligation to acquire a total of 46,680,682 ordinary shares of Visual Action (or approximately 93.2% of the issued share capital). Thereafter, on November 27, 1997, Caribiner Services Limited began the process of acquiring those shares of Visual Action not tendered pursuant to the Offer by compulsory purchases pursuant to the provisions of the U.K. Companies Act 1985. Such compulsory purchases are expected to be completed during February 1998. The total cash acquisition price is expected to be approximately $253.3 million, based on the open market purchases of 14.9 million shares for an aggregate purchase price of approximately $74.0 million, the acquisition of approximately 35.2 million shares at the Offer price of 2.95 U.K. pounds per share for an aggregate purchase price of approximately $175.9 million and cash payment for the cancellation of 1.8 million options to purchase Visual Action shares for approximately $3.4 million.

     Visual Action provides corporate meeting services, including audio visual and exhibition services, and broadcast video services. Visual Action's corporate meeting services in the United States and the United Kingdom include audio visual equipment rentals for corporate presentations, product launches, promotions, conferences, theater productions, television broadcast events and award ceremonies. Visual Action also provides audio visual services to hotels in the United States and rents equipment for larger events including trade shows, major conferences and award ceremonies. Visual Action provides exhibition services, principally in the United Kingdom, to exhibition organizers, hall owners and exhibitors. Exhibition services include the rental of modular stand fittings, furniture, floor coverings and floral

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displays, the provision of electrical contracting and bespoke stand fitting and visitor registration services. Broadcast video services include rental of video equipment for the production of outside broadcast, studio news, current affairs and corporate promotions in the United States, United Kingdom and Southeast Asia.

     The Company has announced that it intends to dispose of Visual Action's broadcast video services unit as soon as practicable.

     The Company financed the transactions contemplated by the Offer Document from credit facilities with its syndicate of lenders for which The Chase Manhattan Bank, N.A. acts as administrative agent.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements of Business Acquired

     It is currently impracticable for the Company to file with this Form 8-K the historical financial information of Visual Action required to be filed pursuant to the instruction to Form 8-K. Such financial information will be filed by amendment not later than 60 days after the date on which this Form 8-K must be filed, and the Company expects such financial information to be available on or before February 8, 1998.

(b)  Pro Forma Financial Information

     It is currently impracticable for the Company to file with this Form 8-K the pro forma financial information relative to the transaction contemplated by the Offer Document that is required to be filed pursuant to the instruction to Form 8-K. Such pro forma financial information will be filed by amendment not later than 60 days after the date on which this Form 8-K must be filed, and the Company expects such financial information to be available on or before February 8, 1998.



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                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, Caribiner International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CARIBINER INTERNATIONAL, INC.


Dated:  December 9, 1997
                                      By:  /s/ Arthur F. Dignam
                                           Name:  Arthur F. Dignam
                                           Title: Executive Vice President
                                                  Chief Financial and
                                                  Administrative Officer